UNITED STATES DISTRICT COURT
          SOUTHERN DISTRICT OF NEW YORK
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          USAIR GROUP, INC. and             :
          USAIR, INC.,
                                            :
                              Plaintiffs,          96 Civ.
                                            :
                    -against-                      COMPLAINT
                                            :
          BRITISH AIRWAYS PLC, BRITAIR
          ACQUISITION CORP. INC., AMR       :
          CORPORATION, and AMERICAN
          AIRLINES, INC.,                   :

                              Defendants.   :

          - - - - - - - - - - - - - - - - - x

                    Plaintiffs USAir Group, Inc. and USAir, Inc.
          (collectively, "USAir"), by their undersigned attorneys, as and for their Complaint allege, upon knowledge with respect to themselves and their own acts and upon information and belief as to all other matters, as follows:

                            SUMMARY OF THIS ACTION

                    1. USAir brings this action for damages and declaratory and injunctive relief against British Airways Plc and BritAir Acquisition Corp. Inc. (collectively, "BA"), and against AMR Corporation and American Airlines, Inc. (collectively, "AA") for BA's breach of contractual obligations and fiduciary duties to USAir; for AA's tortious interference with USAir's contractual relations with BA, as well as for aiding and abetting BA's breach of its fiduciary duties; and for various violations of United States antitrust laws, specifically Section 1 (restraint of trade) and Section 2 (monopolization, conspiracy to monopolize, and attempted monopolization) of the Sherman Act and Section 7 of the Clayton Act.

                    2.  As alleged more fully below, in January
          1993, USAir entered into an Investment Agreement with BA. That agreement contemplated a series of three investments by BA in USAir as part of a relationship consisting of a broad range of closely coordinated and integrated operations that would be implemented over time ("BA/USAir Alliance"). At BA's insistence, USAir relinquished its three route authorities to transport passengers between the United States and London, even though USAir had only recently acquired two of those route authorities for $50 million. BA and USAir were able to implement the first phase of their relationship at that time, pursuant to which BA acquired approximately 20 percent of the voting interest of USAir. The remaining two phases of the Investment Agreement are subject to various conditions, including approval by the United States Department of Transportation (the "DOT").

                    3. On June 11, 1996, BA and AA announced that they were forming a comprehensive alliance that would entail a level of integration, cooperation, and sharing of risks and benefits very similar to the goal of the BA/USAir Alliance. The alliance announced by BA and AA represents a fundamental breach by BA of its contractual and fiduciary duties to USAir. The plans of BA and AA preclude any prospects for USAir realizing the full benefits of the BA/USAir Alliance contemplated by the Investment Agreement that BA is required to use its best efforts to achieve. AA, which was fully aware of and familiar with the terms of the Investment Agreement and the BA/USAir Alliance -- AA had vigorously opposed the BA/USAir Alliance when it was formed -- has tortiously interfered with the contract between BA and USAir and has aided and abetted BA's breach of its fiduciary duties to its co-venturer, USAir.

                    4. In the wake of BA's investment in USAir, the concerted conduct by BA and AA, including but not limited to their proposed alliance, also constitutes serious violations of United States antitrust law. BA and AA have undertaken conduct not only to increase their dominant position in providing scheduled airline passenger service between the United States and the United Kingdom but also to ensure that USAir will not emerge as a competitive threat to their alliance. Among other things:

                    (a) During the past 18 months, BA has used its contractual relationship to foreclose USAir from establishing a presence in the markets for scheduled airline passenger service between the United States and the United Kingdom, including London's Heathrow Airport. BA's continued ownership of the largest equity interest in USAir and BA's three representatives on USAir's board have impeded and will continue to impede any effort by USAir to become an independent competitor in these highly concentrated markets. Given USAir's pre-eminent system of domestic scheduled airline passenger service in the eastern United States, USAir is a uniquely positioned potential competitor into markets between the United States and the United Kingdom. As long as BA can keep USAir "in the family," USAir will not be able to compete with, or be perceived as a credible competitor to, the BA/AA alliance, and will not be in a position to obtain the route authorities, slots, and ground facilities necessary to compete in that service. Moreover, BA's ownership of USAir and representation on USAir's board provides it and AA with a "listening post" that may tend substantially to reduce competition not only between USAir and the BA/AA Alliance, but also in domestic markets in which AA and USAir compete. The facts and circumstances strongly indicate that BA is using its equity position and representation on USAir's board to enfeeble USAir as an effective competitor.

                    (b)  BA's and AA's intent to unlawfully
          restrain trade and monopolize various markets for scheduled airline passenger service between the United States and the United Kingdom is further demonstrated by their efforts to mislead USAir about the nature of the relationship that they have been negotiating and to prevent USAir from establishing a presence in the affected markets. Their exclusionary conduct toward USAir is part of their effort to exclude competition from, and keep fares above competitive levels in, the various U.S.-U.K. markets in which they operate.

                    (c)  Regardless of whether the agreement
          between BA and AA is approved and implemented, their actions have restrained and will continue to restrain competition by restricting output and raising prices in connection with scheduled airline passenger service between the United States and the United Kingdom. BA's and AA's conduct has caused and will cause substantial antitrust injury to USAir, for which USAir is entitled to treble damages and which, if not enjoined, will cause USAir and consumers irreparable harm.

                            JURISDICTION AND VENUE

                    5. This action arises under Sections 1 and 2 of the Sherman Act, 15 U.S.C. SECTION 1 and SECTION 2, Section 7 of the Clayton Act, 15 U.S.C. SECTION 18, and common law. This
          Court has jurisdiction of this action under Section 4 of the Sherman Act, 15 U.S.C. SECTION 4, Section 16 of the Clayton Act, 15 U.S.C. SECTION 26, and 28 U.S.C. SECTION 1331. This Court has supplemental jurisdiction over claims arising under state law pursuant to 28 U.S.C. SECTION 1367.

                    6. Venue is proper in this District pursuant to 15 U.S.C. SECTION 22 and 28 U.S.C. SECTION 1391(b). Venue in this District also is proper as to BA pursuant to 28 U.S.C.
          SECTION 1391(d) and Section 13.8 of the Investment Agreement, in which BA has consented to the jurisdiction of, and irrevocably waived its right to object to venue before, this Court.

                                 THE PARTIES

                    7. Plaintiff USAir Group, Inc. ("USAir Group") is a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 2345 Crystal Drive, Arlington, Virginia. USAir Group's primary business activity is the ownership of all the common stock of plaintiff USAir, Inc., Allegheny Airlines, Inc., Piedmont Airlines, Inc. and PSA Airlines, Inc. USAir Group's wholly-owned subsidiary, plaintiff USAir, Inc., accounts for approximately 92 percent of USAir Group's operating revenues.

                    8.   Plaintiff USAir, Inc. is a corporation
          organized and existing under the laws of the State of Delaware, with its principal place of business at 2345 Crystal Drive, Arlington, Virginia. USAir, Inc. is a wholly-owned subsidiary of plaintiff USAir Group. USAir, Inc. is a certificated air carrier engaged primarily in the business of transporting passengers, cargo and mail. USAir, Inc. was the fifth largest U.S. carrier, providing scheduled passenger airline service through more than 100 airports to approximately 143 cities in the continental United States, Canada, Mexico, France, Germany, Italy, Spain and the Caribbean.

                    9.  Defendant British Airways Plc is a
          corporation organized and existing under the laws of England and Wales, with its principal place of business at Speedbird House, Heathrow Airport, Hounslow, Middlesex, England TW6 2JA. British Airways Plc is authorized to transact business under the laws of New York and transacts business in this District at 1180 Avenue of the Americas, New York, New York. British Airways Plc is the world's largest scheduled international passenger airline, engaged primarily in the operation of international and domestic scheduled passenger airline service. British Airways Plc serves approximately 169 destinations in 80 countries.

                    10. Defendant BritAir Acquisition Corp. Inc. is a wholly owned subsidiary of British Airways Plc and a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 75-20 Astoria Boulevard, Jackson Heights, New York. BritAir Acquisition Corp. Inc. acquired ownership of the shares of USAir stock obtained by British Airways Plc through an assignment pursuant to Section 13.2 of the Investment Agreement.

                    11.  Defendant AMR Corporation ("AMR") is a
          corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 4333 Amon Carter Boulevard, Fort Worth, Texas. AMR, itself and through its wholly owned and controlled subsidiary AA, transacts business in this District at 405 Lexington Avenue, New York, New York 10174. AMR is a holding company, which derives a substantial percentage of its revenues from AA.

                    12.  Defendant American Airlines, Inc.
          ("American Airlines") is a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 4333 Amon Carter Boulevard, Fort Worth, Texas. American Airlines is a wholly-owned subsidiary of AMR and is AMR's principal subsidiary. American Airlines transacts business in this District at 405 Lexington Avenue, New York, New York, and earns substantial revenues in the District. American Airlines is one of the world's largest scheduled passenger airlines and the second largest U.S. carrier. At the end of 1995, American Airlines provided scheduled jet service to more than 160 destinations, primarily throughout North America, Europe, the Caribbean, Latin America and the Pacific.

                                  BACKGROUND

          The Nature of Airline Service

                    13.  Prior to 1978, air transportation was
          subject to substantial regulation in the United States. No person could provide air transportation in the United States without a certificate of authorization from the DOT. Certificates authorizing transportation wholly within the United States could be issued only to citizens of the United States, and service could be provided only on the routes authorized by such certificates. In 1978, Congress passed the Airline Deregulation Act, which permitted U.S. carriers certificated by the DOT to provide service on any routes within the United States without the necessity of obtaining governmental approval.

                    14. In the aftermath of deregulation, service patterns of U.S. carriers changed substantially. Rather than provide only point-to-point service, as had been the predominant pattern prior to deregulation, various carriers undertook to establish hub-and-spoke networks. Such networks allowed carriers to "feed" passengers from spoke cities to a hub, where passengers could then easily connect to flights destined for other spoke-cities. In order to encourage passengers to utilize their respective networks, carriers have established frequent flyer programs to build loyalty among their passengers. It is generally agreed that the establishment of hubs has increased the number of routing and scheduling options available to passengers.

                    15.  Unlike domestic service, international
          service was and remains subject to substantial government regulation. Foreign carriers cannot provide service to the United States without authorization by the U.S. government and, even then, foreign carriers cannot carry wholly intra-U.S. passengers, i.e., a foreign carrier may carry a passenger between a foreign point and the United States but may not pick up a passenger at a U.S. point and discharge that passenger at another U.S. point. Similar restrictions generally govern the operation of U.S. carriers abroad. Notwithstanding these regulatory differences, foreign carriers have also developed hubs, such as BA's hub at Heathrow, to concentrate traffic flow.

          The Nature of U.S.-U.K. Airline Service

                    16.  Air transportation between the United
          States and many foreign countries is governed by bilateral air services agreements. These agreements often impose restrictions on airline passenger service that may be offered by U.S. carriers, typically by limiting the routes that may be flown by U.S. carriers and the number of U.S. carriers that may serve a route.

                    17. Airline service between the United States and the United Kingdom is governed by a bilateral air services agreement ("Bermuda II") between the United States and the United Kingdom. Pursuant to Bermuda II, as amended from time to time, the two governments may designate airlines to provide scheduled airline passenger service only between specified "gateway" cities, with limitations on the number of carriers providing service from each gateway city and the amount of service they provide. Scheduled airline passenger service to or from non-gateway cities is required to connect or stop at a gateway.

                    18. There are currently only 26 U.S. gateway cities from which non-stop service to London is permitted, and BA is designated to serve 22 of them. BA is the dominant provider of airline passenger service between the United States and the United Kingdom. BA is also the largest provider of scheduled airline passenger service between the United States and Heathrow.

                    19. Under Bermuda II, only two U.S. airlines are permitted to serve Heathrow. AA provides airline passenger service to Heathrow from five United States gateways, including such cities as New York, Boston, and Chicago. Together, AA and BA control approximately 60 percent of the available seats on nonstop flights between the United States and London, and 66 percent of the available seats on flights between the United States and Heathrow. The only other U.S. airline that provides service between U.S. gateways and Heathrow is United Airlines ("United"). United provides approximately 15 percent of the seats available on nonstop flights operated into Heathrow from U.S. gateways.

          The Central Role of Heathrow

                    20. London's Heathrow Airport is the principal airport for scheduled airline passenger service between the United States and the United Kingdom. Access to Heathrow is critical to any U.S. carrier that wants to compete effectively in U.S.-U.K. service. Heathrow is the airport of choice for U.S. scheduled airline service to London, particularly for business travelers, and revenue yields for U.S.-Heathrow service are higher than yields for service involving London's Gatwick Airport. Moreover, London is the largest local market in Europe for passengers travelling from the United States.

                    21.  Heathrow is also a preferred gateway to
          Europe for passengers travelling beyond London to other destinations in Europe and worldwide because of the tremendous range of connecting flights it offers. Carriers serve over 175 international destinations from Heathrow. Indeed, BA serves more than 100 destinations from Heathrow.

                    22.  BA's dominance in providing U.S.-U.K.
          passenger service is inextricably linked with BA's dominance of Heathrow Airport. In order for an airline to serve Heathrow, the airline must have not only the authority to fly to the United Kingdom, but it also must have the necessary authorized "slots" at Heathrow. A slot is the right to have an aircraft take off or land during a certain time period. Nearly all commercially viable Heathrow slots, including those for transatlantic services, are already allocated and unavailable to other carriers.

                    23.  BA holds the largest share of slots at
          Heathrow. BA acquired the majority of its slots when it was a state-owned monopoly. AA is the largest U.S.
          operator at Heathrow.

                    24.  Passengers, particularly business
          travelers, strongly prefer to depart or arrive during particular time periods, and carriers controlling slots that fall within these periods enjoy distinct competitive advantages over rival carriers that do not hold such slots. Restrictions on landings and take-offs, together with BA's control over a large portion of slots at desirable times, protects BA from competition to/from Heathrow and allows BA to perpetuate its market power in U.S.-U.K. markets for scheduled airline passenger service.

                    25.  Thus, even if a U.S. airline were
          permitted by bilateral agreement to provide service to Heathrow, it would need sufficient slots at commercially practicable times in order to operate an effective competitive service.

                    26.  Even if an airline is able to obtain
          regulatory authority and slots, it still may not be able to operate competitive service unless there are sufficient facilities such as terminals, counter-space, gates, and aircraft parking spaces ("ground facilities"). BA has virtually exclusive use of Terminal Four, Heathrow's most modern and advanced terminal. There are insufficient ground facilities to support a substantial expansion in service between the United States and Heathrow.

          The Evolving Nature of International Airline Service

                    27. Within the past decade, the nature of the market for international airline passenger service has begun a transformation. Largely as the result of U.S. policy initiatives aggressively pursued by the DOT, aimed at opening up to competition foreign markets that had operated in a tightly constrained and highly restricted and regulated environment, the United States has entered into liberalized air services ("open skies") agreements with several foreign countries. These agreements generally remove regulatory restrictions on the number of flights that may be operated between the signatory countries and allow any carrier from either country to serve any route between the two countries if it so wishes.

                    28.  Because of the size of the U.S.-U.K.
          market and the role Heathrow plays as a gateway to Europe, the United States has long sought to replace Bermuda II with an open skies agreement that would allow U.S. carriers greater access to the United Kingdom.

                    29. The negotiation of open skies agreements has been closely linked with a second trend in the market for international airline passenger service -- the development of alliances between U.S. and foreign carriers. In the past several years, alliances have been formed between Northwest Airlines and KLM Royal Dutch Airlines ("KLM"), United and Lufthansa, and among Delta Air Lines ("Delta") and Swissair, Sabena, and Austrian Airlines. These close alliances typically provide for the establishment of joint marketing, advertising and distribution networks; coordinated flight schedules, route networks, and route planning; participation in frequent flier programs; and coordinated pricing. They may even go so far as to involve revenue pooling and profit sharing.

                    30. "Code sharing" is an integral part of such alliances. Each airline has a two-letter designator code, which is used in computer reservation systems and other databases for booking tickets. Code sharing is the placing of one airline's two-letter designator code on schedule displays of another airline's flights so as to hold out and sell tickets for such service as though it were its own. Under DOT rules, carriers may apply for authorization to share one another's code. Pursuant to such agreements, two carriers providing connecting service can offer passengers many of the benefits associated with single-carrier service, such as seat assignments for each segment, single-source responsibility for baggage, and responsibility for making alternative arrangements in the event of missed connections.

                    31.  Code sharing agreements between U.S.
          carriers and foreign carriers are subject to DOT approval. In deciding whether or not to approve such agreements, the DOT considers the nature of the bilateral agreement between the United States and the home country of the foreign carrier involved. Furthermore, the DOT has the statutory authority to grant carriers antitrust immunity that allows them to set fares collectively, pool revenues, and take various actions that would otherwise be unlawful. The DOT has stated publicly its policy that it will not grant antitrust immunity for transactions involving foreign carriers whose governments do not have open-skies agreements with the United States. The benefits to foreign countries of allowing its carriers to enter into alliances with U.S. carriers is often an important incentive for entering into such agreements.

                    32.  Open skies agreements are essential to
          ensure that alliances between major rival air carriers, if approved, will not reduce competition contrary to the public interest standard the DOT must apply in determining whether to approve an alliance between a U.S. carrier and a foreign carrier. The DOT considers the existence of potential competition, i.e., whether other airlines could enter markets if alliance members were to provide inadequate service or charge prices above competitive levels, to be an important factor in determining whether an alliance is likely to reduce competition. While most of the new alliances combine airlines in markets that are already highly concentrated, the existence of an open skies agreement eliminates one of the most significant barriers to entry in those markets and may permit an increase in capacity and competition. However, entry is also dependent upon the absence of other barriers, such as restrictions on take-offs and landings and ground facilities constraints, that exist at Heathrow and remain a significant impediment to entry.

          Open Skies and the United Kingdom

                    33. BA will play an important and influential role in any British government decision to enter into an open skies agreement. BA was a state-owned entity until it was privatized in 1987. Although BA is no longer state-owned, the British government retains a strong interest in BA's position in the airline industry. In determining whether to enter into an open-skies agreement and in deciding on the acceptable terms of such an agreement, the British government will consider BA's views and the potential impact on BA's financial interest.

          The Relevant Markets

                    34. Relevant markets for purposes of analyzing transactions involving air carriers include scheduled airline passenger service (a) between the United States and London, (b) between the United States and Heathrow,
          (c) between points of origin and points of destination ("city pairs") in the United States and the United Kingdom, served on a nonstop basis and (d) between London and non-gateway cities within regions of the United States.

                    35.  For a significant number of passengers
          travelling between the United States and the United Kingdom, there is no reasonably competitive substitute for scheduled airline passenger service. While some airlines may provide other types of service, such as charter flights, many passengers require scheduling flexibility and options that can only be provided by carriers offering scheduled airline passenger service. Scheduled airline passenger service thus constitutes a line of commerce and relevant product market under the antitrust laws.

                    36. Various geographic markets are considered in analyzing the competitive effects of transactions involving carriers providing scheduled airline passenger service:

                         (a)  United States-London:  More
          passengers travel between the United States and London than between the United States and any other foreign point. The DOT has characterized service between these two countries as one of the most important airline markets. BA accounts for 44 percent of seats offered by carriers travelling between the United States and London. AA accounts for 15 percent of available seats. USAir does not presently provide service between the United States and London.

                         (b)  United States-Heathrow:  Because of
          the uniqueness of Heathrow, a significant number of passengers have such a decided preference for Heathrow that they are unwilling to consider other London airports. Heathrow's unique position in Europe as a connecting point for passengers is unmatched by any other airport in the United Kingdom. Various carriers, including AA, have repeatedly and publicly contended that there is no reasonable alternative for service to the United Kingdom than access to Heathrow. BA accounts for 48 percent of seats offered by carriers travelling between the United States and Heathrow. AA accounts for 18 percent of available seats. USAir does not presently provide service between the United States and Heathrow.

                         (c)  Nonstop City-Pair Service:  The
          competitive effects of transactions involving air carriers are often considered at the city-pair level because passengers usually have a particular destination in mind and therefore consider only options that involve their point of origin and their desired destination.
          Many passengers are "local" passengers in the sense that they originate at a gateway and are destined to another gateway and have a strong preference for nonstop service. BA and AA dominate service for such passengers in some of the largest city pairs, whether measured in terms of service to Heathrow or service to London:

               U.S. City           Combined BA & AA Seat Share

                                   Heathrow            London

               Boston            100 percent        80 percent
               Chicago            86 percent        86 percent
               Los Angeles        52 percent        52 percent
               Miami             100 percent        83 percent
               New York           65 percent        67 percent

                    (d) Regional/Connecting City-Pair Service:
          Most airports in the United States are not authorized to have carriers providing nonstop service to London. A passenger originating or destined to such an airport must take a connecting flight and is known as a "behind-gateway" passenger. Behind-gateway passengers may be able to choose among alternative gateways, i.e. a Rochester passenger could fly to London via Philadelphia, New York, or Boston. Because BA and AA serve London from so many gateways, they compete for behind-gateway passengers and have substantial market shares in various regional markets served on a connecting basis. AA and USAir compete to transport behind-gateway passengers to U.S. gateways to London, including Heathrow.

          The Establishment of the USAir/BA Relationship

                    37. In 1992, USAir's operations were primarily concentrated in the eastern United States. In contrast to its significant domestic presence, USAir operated only six transatlantic flights each day, three of which were to London's Gatwick Airport; two of these U.K. route authorities had been purchased by USAir from TWA for $50 million after the government objected to AA's attempt to acquire them.

                    38.  USAir's limited international presence
          left it at a competitive disadvantage to the three major U.S.-based carriers, i.e., AA, United, and Delta, which had many more routes to destinations throughout the world. The scope of the international operations of AA, United, and Delta allowed each of them to join their vast domestic route network with a broad array of international service, thereby offering passengers a comprehensive array of destination points on a worldwide basis. In addition, Northwest Airlines had entered into an alliance with KLM Royal Dutch Airlines to integrate their respective domestic and international networks.

                    39.  Recognizing the need to expand its
          international presence in order to compete with other carriers, USAir began to explore the possibility of joining with a foreign carrier in an alliance that would allow one another to feed passengers from their domestic networks to their international flights.

                    40.  BA expressed interest in such an
          arrangement, offering USAir the prospect of aligning itself with a foreign carrier that served Heathrow. On July 21, 1992, BA and USAir reached an agreement for a significant investment in USAir and broad integration of operations. The DOT instituted a proceeding to review the proposed transaction. After the DOT advised the parties that the transaction would not be approved in the form submitted, particularly given the failure of the United Kingdom to liberalize its bilateral aviation agreement with the United States, BA terminated the agreement on December 22, 1992. The parties then undertook to develop a restructured agreement that would allow BA to make a substantial investment in USAir, and permit BA and USAir to cooperate without triggering the need for DOT approval, with the explicit understanding that additional investments and integration would be achieved in phases as the necessary governmental approvals were obtained.

          The BA/USAir Alliance

                    41. By January 1993, BA's and USAir's efforts bore fruit, culminating in an alliance that would give rise to the "first truly global airline group," serving all of the major air transport markets. The general structure for the BA/USAir Alliance was set out in an Investment Agreement dated January 21, 1993, between USAir and BA, whereby BA agreed to a three-phase $750 million investment in USAir (the "Investment Agreement"), pursuant to which USAir and BA would combine their efforts first to serve U.K.-U.S. passengers and then passengers in other markets, including passengers travelling on USAir from the United States to destinations in Continental Europe.

                    42. At the time of the Investment Agreement, USAir provided service on three routes between London's Gatwick Airport and Charlotte, Philadelphia, and Baltimore; USAir had purchased the Philadelphia and Baltimore route authorities from TWA and operated the routes for only nine months. Based on its ostensible concern that operation of these routes would present antitrust concerns in light of BA's operations between the United States and London, BA insisted that USAir divest or relinquish its three U.K. route authorities, and USAir agreed to do so. BA agreed to lease from USAir three aircraft and the crew necessary to operate BA's service to Charlotte, Baltimore and Pittsburgh, and BA and USAir agreed to share in the profits from those flights ("Wet Leases").

          Phase One

                    43. On or about January 21, 1993, USAir and BA entered into the Investment Agreement. Pursuant to Phase One, USAir issued 30,000 shares of voting preferred shares to BA, which represented an approximately 20 percent voting interest in USAir, in exchange for $300 million. In addition, USAir agreed to increase the size of USAir's board of directors from 13 to 16 and appointed three directors designated by BA.

                    44. Phase One marked the beginning of USAir's and BA's joint efforts to serve the U.K.-U.S. market. In this connection, BA and USAir agreed to implement code sharing arrangements so that BA could place its code on selected USAir behind-gateway flights.

          Phase Two

                    45. Pursuant to the Investment Agreement, BA was granted an option to invest an additional $200 million in USAir, at which time USAir would amend its certificate of incorporation to provide BA with certain additional rights ("Phase Two"). The Phase Two option expired on January 21, 1996, but would be extended until January 21, 1998, in the event certain conditions are fulfilled.

                    46. Phase Two envisioned the expansion of BA's and USAir's joint efforts beyond the U.K.-U.S. service, culminating in a comprehensive worldwide plan of integration of the two carriers' international services (the "Integration Clause"). The Integration Clause contemplates action to (i) harmonize brand identities, product designs, and service delivery standards; (ii) integrate pricing and inventory controls, sales promotions, frequent flyer programs, passenger and baggage handling, cargo operations, and catering; (iii) develop computer reservation, inventory control, data networks, and management information control systems;
          (iv) implement an extensive code sharing system; and (v) coordinate training and financial reporting systems, purchasing and the financing of capital equipment.

          Phase Three

                    47. Pursuant to the Investment Agreement, BA received an option to invest an additional $250 million in USAir in exchange for preferred stock ("Phase Three"). The expiration date of the Phase Three option is January 21, 1998. Exercise of the Phase Two option is a precondition to the exercise of the Phase Three option.

                    48.  To facilitate consummation of all
          transactions contemplated by the Investment Agreement and BA's continued investment in USAir, the Investment Agreement expressly requires each of USAir and BA to use its "best efforts" to obtain DOT approval of all such transactions as promptly as practicable. As stated in
          Section 2.6(c) of the Investment Agreement, BA must:

               use best efforts to obtain, at the earliest
               practicable date, DOT Approval of all of the
               transactions and acts contemplated by [the
               Investment] Agreement (including without
               limitation those acts and transactions to be
               performed pursuant to [the integration of
               certain of BA and USAir's respective business operations as contemplated in the Investment Agreement] and the exercise or enforcement by [BA] of any and all rights that it may have pursuant to [the Investment] Agreement. . . .

                    49. In the same vein, Section 10.1(a) of the Investment Agreement requires each of USAir and BA to use "reasonable efforts" to consummate all contemplated transactions as soon as practicable. Among other things,
          Section 10.1 specifically obligates BA to:

               use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations . . . to consummate and make effective the transactions and acts contemplated by [the Investment] Agreement as soon as practicable.

          The Investment Agreement provides that in the event DOT approval occurs prior to January 21, 1998, each of USAir and BA may elect to cause BA to complete Phase Two and Phase Three (the "Mandatory Investment Option"), subject to certain limitations following sales or transfers by BA or redemptions or repurchases by USAir.

                    50.  BA fully understood that the key to
          obtaining DOT approval of Phases Two and Three would be the British government's acceptance of a liberalized bilateral air services agreement with the United States. The parties also understood and expected that it would be BA's responsibility to persuade the British government to take the steps necessary to induce the United States government to approve Phases Two and Three.

          Governmental Review of the Agreement

                    51. Just days after USAir and BA entered into the Investment Agreement, AA sought to derail the restructured BA/USAir Alliance. AA petitioned the DOT to institute a proceeding to review the Investment Agreement. AA vigorously opposed the efforts of USAir and BA to obtain DOT approval of the proposed code sharing agreement and Wet Leases. Before the DOT, AA contended that the proposed BA/USAir Alliance would harm competition and was contrary to the public interest.

                    52. On March 15, 1993, the DOT issued an order (the "DOT Order") that substantially rejected AA's objections. The DOT Order concluded that BA's initial investment of $300 million did not impair USAir's citizenship under the applicable law and approved the proposed code sharing and substantially all of the Wet Leases.

                    53. In connection with the 1992 agreement, BA and USAir had filed notice with the federal antitrust agencies pursuant to the Hart-Scott-Rodino Antitrust Improvements Act ("HSR"). The Antitrust Division of the Department of Justice ("DOJ") analyzed the transaction under conventional merger standards. During the initial 30-day HSR waiting period, the DOJ considered whether, in the absence of divestiture or relinquishment of USAir's U.K. route authorities, the transaction might tend substantially to lessen competition in the provision of scheduled airline passenger service between London and United States cities and metropolitan areas located in the northeastern and Mid-Atlantic regions of the United States. At the same time, the DOJ acknowledged that integration of USAir's and BA's operations could provide substantial procompetitive benefits. In order to avoid an extension of the HSR waiting period and because USAir had already acquiesced to BA's insistence that it divest or relinquish its U.K. route authorities, USAir entered into a consent decree with the DOJ to do so. The DOJ did not object further to the 1993 Investment Agreement.

          Implementation of the BA/USAir Alliance

                    54.  Soon after DOT approval of Phase One,
          USAir and BA began to implement the provisions of the Investment Agreement.

                         (a)  Code Share Agreement:  USAir and BA
          entered into a Code Share Agreement dated January 21, 1993. BA was permitted to place its designator code on many USAir flights, but USAir could not place its designator code on BA's flights. The costs of developing the necessary computer software were shared by the parties. As of December 31, 1995, USAir and BA had implemented code sharing with respect to 70 airports served by USAir.

                         (b)  Relinquishment of USAir's U.K. Route
          Authorities: Pursuant to the Investment Agreement and in anticipation of its long-term relationship with BA, USAir sought to sell its three U.K. route authorities, but various parties filed requests at the DOT seeking to have those authorities issued to them. Ironically, the DOT eventually awarded all three of the routes to AA, even though AA had been denied regulatory approval to acquire those same authorities from TWA only two years before. Pursuant to the Wet Lease, USAir provided BA with the aircraft and crew necessary to continue BA's operations on the affected routes.

                         (c)  Election of BA Representatives to
          USAir's Board: On January 21, 1993, USAir appointed to its Board of Directors three individuals designated by BA. Since that time, BA has continued to have three representatives on USAir's board. The BA representatives on the USAir board have received proprietary and confidentially sensitive USAir information, attended USAir board meetings, and participated in discussions regarding USAir's confidential business affairs.

                    55. In addition, the companies established a coordination team, subsequently known as the Alliance Leadership Group, made up of officers of both BA and USAir. BA and USAir finalized and implemented a number of projects in furtherance of the alliance (the "BA/USAir Alliance Contracts"). Among other things, the BA/USAir Alliance Contracts:

               *    finalized and implemented the Code Share
                    Agreement and the Wet Lease;

               * linked USAir's and BA's frequent traveler programs (the "Frequent Traveler Agreement");

               * formed and implemented a joint sales and marketing effort in the United States, pursuant to which USAir and BA shared the costs and expenses of maintaining office space and the development of joint sales contracts;

               *    created and promoted the trademarked phrase
                    "Flying the World Together," which the BA/USAir Alliance used in promoting its joint efforts;

               *    consolidated sales and marketing in Canada;

               * established a joint ground handling agreement pursuant to which USAir provides BA ground handling services at various gateways in the U.S. and BA provides USAir ground handling services in New York (JFK) and Frankfurt;

               * created a joint endeavor whereby USAir and BA integrated fuel purchasing in the United
                    States.  USAir and BA split the cost of
                    employee salaries and combined their purchasing power to achieve economies of scale; and

               * formed Airline Technical Services L.L.C., which markets the maintenance services of BA and USAir to third-party airline carriers.

               * implemented, developed, and coordinated other business, marketing and operational activities in Europe, Africa, and North America.

                    56. Under the BA/USAir Alliance Contracts, BA and USAir combined their efforts, money, and skill to the joint endeavor of enhancing their service. As a result, the Code Share Agreement, Wet Lease, and the BA/USAir Alliance Contracts created a web of services intended to benefit the BA/USAir Alliance. USAir and BA both bore the costs of establishing these services and expected to profit from the combination of their resources over the long term.

          Subsequent Efforts to Implement the BA/USAir Alliance

                    57. While the initial efforts to implement the BA/USAir Alliance met with some success, the efforts stalled and failed to reach the goals envisioned by USAir. During 1994 and 1995, USAir approached BA numerous times seeking to move forward in additional areas of cooperation and thereby to achieve the benefits of the BA/USAir Alliance as contemplated by the parties in January 1993.

                         (a)  Reciprocal Code Sharing:  While the
          Code Share Agreement permitted BA to place its designator codes on USAir flights, the agreement was not reciprocal. USAir could not sell seats to the United Kingdom under its own designator code on BA flights, thus limiting the reach of USAir's network and the ability of USAir to market itself as a global carrier. USAir approached BA to determine whether it would allow USAir to expand the Code Share Agreement so that USAir could, in effect, sell seats on BA flights. Alternatively, USAir suggested that it would apply for, and itself fly, route authorities between the United States and London. BA refused to cooperate with either proposal, initially citing doubts about the ability of USAir to obtain necessary regulatory authority and then citing the prospect of private antitrust suits. Ultimately, the real motivation for BA's continued refusal became evident: BA feared that USAir would become an independent competitive threat to an alliance between BA and AA, by lowering fares.

                         (b)  European Cooperation:  On numerous
          occasions USAir sought access to or assistance from BA in connection with service to the European continent. USAir sought BA's assistance in promoting sales and marketing of USAir's services in Europe. BA failed to provide any such assistance. USAir also approached BA about expanding the Code Share Agreement to include flights between the United States and Europe and points within Europe. BA refused, again citing antitrust concerns.

          AA's Relationship with BA

                    58.  USAir and BA agreed to meet in November
          1995 to discuss USAir's proposals for reinvigorating efforts to obtain the benefits envisioned by the BA/USAir Alliance. Matters to be discussed included USAir's desire to code share on BA's flights, initiation of a marketing and sales relationship in Europe, and reintroduction of USAir service to London.

                    59. At their meeting, BA and USAir discussed the fact that for some time BA and AA had been negotiating some form of cooperative business relationship. BA informed USAir that the proposed BA/AA agreement would include, inter alia:

               * a frequent flyer relationship between AA and BA on terms more favorable to AA than corresponding terms in the BA/USAir frequent flyer relationship;

               * a code sharing arrangement that would allow BA to put its code on AA domestic and Latin American flights and would allow AA to put its code on BA flights beyond London and on the flights of regional carriers, such as Deutsche BA, that are owned by BA.

          BA and AA were also actively discussing allowing each to put its code on the other's flights between the United States and the United Kingdom in city pairs in which either BA or AA, but not both, had flights. In other words, BA admitted it was willing to agree to or, at least, to discuss cooperation with AA that BA was unwilling seriously to consider with USAir. At that point, based on BA's inconsistent behavior and pretextual rationales, it appeared that the real reason for BA's recalcitrance in expanding the BA/USAir Alliance was not due to antitrust or regulatory concerns. Rather, BA's recalcitrance apparently was due to the fact that USAir's proposals would have conflicted with the BA/AA arrangement that BA had been negotiating and would have presented a potential competitive threat to that arrangement. While BA was saying "no" to USAir, it was saying "yes" to AA.

                    60. In an attempt to assuage USAir's concerns, BA stated that its Board of Directors would ensure that USAir would benefit from any arrangement that BA would enter into with AA and that any such arrangement with AA would be "competitive" as contrasted with the BA/USAir Alliance, which would remain "cooperative." When pressed as to the meaning of this cooperative/competitive distinction, BA explained that a "competitive" relationship with AA would preserve competition between AA and BA in those markets in which AA and BA competed and would not involve joint pricing, coordination of seat capacity available for code sharing, or sharing of economic risk. In a further attempt to defuse the situation, BA suggested that USAir contact AA about establishing an alliance with AA.

                    61.  In early January 1996, USAir and BA
          officials met in London. USAir told BA that a BA/AA relationship could cause USAir substantial economic harm.

                    62. On January 19, 1996, in the midst of its negotiations with AA, BA announced that it would not exercise the Phase Two option pursuant to the Investment Agreement prior to the January 21, 1996, deadline. Under the terms of the Investment Agreement, BA cannot exercise the Phase Three option if it does not exercise the Phase Two option. However, under the Investment Agreement, subject to certain conditions, each party has the right to require the other party to complete Phases Two and Three upon DOT "approval . . . of all transactions and acts contemplated by the Investment Agreement prior to January 21, 1998."

                    63. In February 1996, a USAir representative met with various BA officials in London. In the course of discussions, BA disclosed that the British government was developing its position for upcoming negotiations with the United States regarding an open skies agreement and was anxious to have BA's views.

          The BA/AA Alliance

                    64. On June 11, 1996, Robert Crandall, acting in his capacity as Chairman and Chief Executive Officer of AMR and AA, announced in New York that AA and BA had agreed to form a broad alliance that would begin in April 1997, subject to regulatory approval (the "BA/AA Alliance"). The BA/AA Alliance provided for pooling of revenues and sharing of profits. AA and BA plan to coordinate their flight schedules, integrate their passenger and cargo handling activities between the United States and Europe, introduce extensive reciprocal code sharing across each other's networks, and establish full reciprocity between their frequent flyer programs. AA and BA anticipate that they will coordinate the operation of BA's 244 weekly flights from the United Kingdom to its 22 gateways in the United States and AA's 238 weekly flights from seven U.S. gateways to 12 European destinations, including London, Frankfurt and Paris. Their alliance is expressly conditioned upon obtaining an order from the DOT conferring antitrust immunity in connection with the BA/AA Alliance. BA agreed to urge the British government to enter into an open-skies agreement with the United States.

                    65.  To USAir's dismay, and contrary to BA's
          repeated assurances throughout 1995 and early 1996 that it would do nothing to harm USAir or USAir's alliance with BA, the BA/AA relationship is to be a broad "cooperative" one. Moreover, the USAir/BA relationship is to be the more limited "competitive" one, and USAir will not be included as part of the AA/BA application for antitrust immunity. Having given up its own routes to London at the insistence of BA and having been told by BA that BA could not or would not allow USAir to establish its own presence in the U.S.-London markets, USAir now finds itself effectively foreclosed from transporting its passengers to the United Kingdom.

                    66.  Despite repeated opportunities over a
          three-year period to take steps to promote an open skies agreement between the United States and the United Kingdom, which both parties understood to be a prerequisite to Phases Two and Three, BA did not do so. All of a sudden, BA was willing to push the British government for an open skies agreement in exchange for DOT approval and antitrust immunity for the BA/AA Alliance, which would give BA and AA a dominant position in various U.S.-U.K. markets. By this time there could be no doubt that AA had usurped USAir's opportunity to achieve the benefits contemplated by its alliance with BA.

          BA and AA Efforts to Neutralize USAir

                    67. Throughout the planning and negotiating of their alliance and preparation to apply for antitrust immunity, AA and BA have conspired to hide from USAir the nature, scope, and purpose of the BA/AA Alliance in order to hinder USAir's ability to take steps to become an independent and effective competitor in the United States-London and United States-Heathrow markets, which AA and BA will dominate if their alliance is approved.

                    68.  USAir has the capability of developing
          into a significant competitor in various U.S.-U.K. markets. USAir currently offers substantial air transportation service on feeder routes for BA flights between the United States and Heathrow. USAir is the leading carrier in the eastern United States, which generate a substantial majority of U.S. traffic to Heathrow. In recognition of the potential threat from USAir, AA and BA have dealt with USAir in a manner designed to prevent USAir from taking steps that will allow it to develop a competitive Heathrow service.

                         (a)  During the time that the AA/BA
          negotiations were underway, USAir was engaged in discussions with BA in what USAir believed was a good faith attempt to further implement the USAir/BA relationship and to enable USAir to establish its own presence in the U.S.-U.K. markets. In fact, these "negotiations" were a charade, designed to "freeze" USAir by holding out the false promise that the USAir/BA relationship would improve.

                         (b)  BA and AA continued to try to
          neutralize USAir as a potential competitive threat even after the announcement of their alliance. Although BA and AA publicly proclaimed there would be "substantial benefits" for USAir if it were willing to work with them, numerous media accounts indicate that BA will drop its alliance with USAir at the appropriate time to obtain government approval of the BA/AA Alliance.

                    69. AA and BA have maintained the charade of including USAir in their plans because they know that as long as negotiations with USAir continue, they have neutralized one potential opponent to their proposal, forestalled the creation of a competitor to the alliance, and will keep USAir as a bargaining "chit" that can be given up in negotiations in exchange for regulatory approval for their alliance. Moreover, in light of BA's continued ownership of a substantial equity position in USAir and representation on USAir's board, BA and AA understand that the United States government will view USAir as part of the BA "family" and thus, in bilateral negotiations with the United Kingdom will not seek authorities, slots and ground facilities for USAir to begin competitive service between the United States and the United Kingdom. This would be particularly ironic, since USAir, by virtue of its hubs in the eastern United States, would be in a unique position to provide service competitive to the BA/AA Alliance. If USAir is used as a "chit" in AA's and BA's negotiations with DOT, USAir will be severely prejudiced in becoming an effective competitor in U.S.-U.K. markets.

                    70.  Even if BA and AA were able to obtain
          antitrust immunity for their alliance without severing all ties to USAir, BA and AA intend to "squeeze" USAir into a short-haul northeast carrier that feeds AA and BA flights. AA and BA understand that if they can block USAir from developing long-haul routes from the United States to Heathrow, over time they will be able to shift the goodwill that has been developed by BA's code sharing on USAir flights to AA flights (e.g., by targeting USAir frequent travelers), which will also weaken USAir's ability to compete with AA on domestic routes in the United States. Moreover, BA's substantial equity position in USAir and representation on USAir's board will enable it to use its access to sensitive information to frustrate efforts by USAir to compete with BA, AA, and their alliance.

          Other Anticompetitive Conduct by BA

                   71. Just last week, Britain's Civil Aviation Authority ("CAA") criticized the lack of competition in U.S.-Heathrow service and found it necessary to prevent any increases in BA's economy-class fares between the United States and Heathrow because a study indicated that BA's fares were unreasonably high. BA has reportedly been told that the freeze will remain in effect until BA can demonstrate that the fares are more appropriately related to costs.

          Anticompetitive Effects

                    72. The conduct of BA and AA is specifically intended to and has and will have the effect of monopolizing scheduled airline passenger service in various relevant markets. Collectively, BA and AA will control approximately 60 percent of seats between the United States and the United Kingdom, and more than 65 percent of the traffic between the United States and Heathrow. With their substantially overlapping gateways, BA and AA will dominate local gateway traffic and, with their significant respective domestic hubs, their dominance will be extended to behind-gateway and beyond-gateway origin and destination points.

                    73.  BA and AA have taken various steps to
          prevent USAir from becoming an effective competitor in these markets by blocking USAir from developing its own presence in markets between the United States and the United Kingdom and by deceiving USAir regarding, among other things, the nature of the negotiations between AA and BA. BA's continued ownership of a significant equity interest in USAir and representation on USAir's board prevents USAir from obtaining the authorities, slots, and ground facilities necessary to provide service between the United States and London, including Heathrow; creates a risk that confidential and competitively sensitive information provided to BA designees on USAir's board will be misused in ways that diminish competition between USAir and AA in domestic city-pairs in which the carriers compete; and allows BA and AA to foreclose USAir from becoming an effective domestic and international competitor.

                    74. As a consequence of BA's and AA's conduct, passengers will be adversely affected by higher fares and less service than would prevail under the BA/USAir
          Alliance or if USAir provided service to London, including Heathrow.

                         IRREPARABLE INJURY TO USAIR

                    75.  BA has been vigorously pursuing
          implementation of the BA/AA Alliance in breach of BA's obligations under the Investment Agreement and in violation of the antitrust laws, all to the irreparable detriment of USAir. BA's and AA's actions have caused, and unless enjoined, will continue to cause, immediate and irreparable injury to USAir in one or more of the following respects:

                    (a)  BA's pursuit of an alliance with AA has
                         delayed consideration and approval of
                         Phases Two and Three of the Investment
                         Agreement, providing AA with a material
                         advantage over USAir in building and
                         solidifying a financially beneficial
                         relationship with BA;

                    (b) By negotiating and attempting to implement the BA/AA Alliance, BA and AA have made it impossible for USAir and BA to get the necessary government approvals and achieve the full degree of cooperative integration contemplated by the Investment Agreement;

                    (c) Implementation of the BA/AA Alliance would make BA's performance under the Investment Agreement impossible;

                    (d) Implementation of the BA/AA Alliance would create a risk of anticompetitive effects from BA's unique position as a partner of two major U.S. competitors and would expose USAir to potential liability from antitrust claims brought by third parties;

                    (e)  Continued participation in the BA/USAir
                         Alliance will allow BA to misappropriate
                         USAir's goodwill; and

                    (f) BA's continued ownership of a significant equity interest in USAir and service by its designees on USAir's board impair USAir's ability to obtain authorizations, slots, and ground facilities necessary to provide meaningful service between the United States and Heathrow.

                         AS A FIRST CLAIM FOR RELIEF
                     [Against BA For Breach of Contract]

                    76.  USAir repeats and realleges each of the
          foregoing paragraphs hereof as if fully set forth herein.

                    77. In direct and material breach of Sections 2.6(c) and 10.1(a) of the Investment Agreement, BA has deliberately failed to take timely and appropriate steps to consummate and make effective the transactions and acts contemplated by the Investment Agreement with USAir, which were intended to create a fully integrated alliance between BA and USAir. Instead, BA's announced alliance with AA and its current efforts in conjunction with AA in securing regulatory approval of their proposed alliance, impedes and frustrates BA's ability to fulfill its obligations to attain the fully integrated alliance with USAir as called for in the Investment Agreement.

                    78. Moreover, BA's conduct violates its duty of good faith and fair dealing, implied as a matter of law, which precludes BA from engaging in conduct that will deprive USAir of the benefits of the Investment Agreement. As a result, USAir will be deprived of the benefits of the Investment Agreement and has suffered and will suffer damages in amount to be determined at trial.

                         AS A SECOND CLAIM FOR RELIEF
                 [Against BA For Breach of Fiduciary Duty]

                    79. USAir repeats and realleges each of the foregoing paragraphs hereof as if fully set forth herein.

                    80. The BA/USAir Alliance, as evidenced by the Investment Agreement, the Code Share Agreement, the Wet Lease, and the BA/USAir Alliance Contracts, created a joint venture between USAir and BA. Pursuant to the Investment Agreement, the Code Share Agreement, the Wet Lease, and the BA/USAir Alliance Contracts, BA and USAir share the economic benefits and risks of their joint venture, and BA and USAir exercised control over the joint operations of the BA/USAir Alliance. Both USAir and BA have contributed property, skill, and knowledge to the joint venture.

                    81.  As a joint venturer with USAir, BA owes
          USAir a fiduciary duty to act with the utmost good faith, honesty, fairness, and loyalty with regard to the operation of the BA/USAir Alliance.

                    82. BA breached its fiduciary duties to USAir by foregoing business opportunities that would have benefitted the BA/USAir Alliance solely to advance its own interests in the BA/AA Alliance. BA has also breached its duty of loyalty to USAir by utilizing its regulatory and lobbying capital to benefit the BA/AA Alliance, rather than to advance the BA/USAir Alliance. As a consequence, BA has impeded and frustrated the success of the BA/USAir Alliance, while at the same time realizing the benefits of the BA/AA alliance. As a result, USAir will be deprived of the benefits of the Investment Agreement and has suffered and will suffer damages in amount to be determined at trial.

                         AS A THIRD CLAIM FOR RELIEF
             [Against AA For Tortious Interference With Contract]

                    83.  USAir repeats and realleges each of the
          foregoing paragraphs hereof as if fully set forth herein.

                    84. At all times relevant hereto, AA was aware of the existence and terms of the Investment Agreement, a valid and enforceable contract between USAir and BA. Despite this knowledge, AA intentionally and improperly interfered with BA's performance of the Investment Agreement by inducing BA to breach its obligations to use best efforts to obtain regulatory approval of all transactions contemplated under the Investment Agreement and to use reasonable efforts to consummate all such transactions as soon as practicable. As a result, USAir will be deprived of the benefits of the Investment Agreement and has suffered and will suffer damages in amount to be determined at trial.

                         AS A FOURTH CLAIM FOR RELIEF
                     [Against AA For Aiding and Abetting
                          Breach of Fiduciary Duty]

                    85.  USAir repeats and realleges each of the
          foregoing paragraphs hereof as if fully set forth herein.

                    86. At all times relevant hereto, AA was aware that BA, by negotiating and entering into the BA/AA Alliance, had breached and was breaching its fiduciary duties to USAir, its co-venturer. Despite this knowledge, AA aided and abetted BA in BA's breach of fiduciary duties by negotiating and entering into the BA/AA Alliance, to the detriment of USAir. As a result, USAir will be deprived of the benefits of the Investment Agreement and has suffered and will suffer damages in amount to be determined at trial.

                         AS A FIFTH CLAIM FOR RELIEF
                        [Against BA for Violations of
                        Section 7 of the Clayton Act]

                    87.  USAir repeats and realleges each of the
          foregoing paragraphs hereof as if fully set forth herein.

                    88. Pursuant to the Investment Agreement, BA acquired a substantial portion of USAir's equity, becoming USAir's largest shareholder. As a result of BA's discussions with AA and their efforts simultaneously to obtain antitrust immunity for their alliance and to prevent USAir from becoming a competitor in scheduled airline passenger service in various U.S.-U.K. markets, BA's continuing equity interest in USAir substantially lessens competition in those markets. So long as BA retains its equity position in USAir and representation on USAir's board, the United States government will regard USAir as related to BA; USAir, which would otherwise be an important potential competitor in such service, will be unable to obtain the necessary authority, slots, and ground facilities to provide such service on a meaningful basis.

                    89.  In addition, by virtue of BA's
          representatives on USAir's board, BA will have access to USAir information that could be used in an anticompetitive manner by BA and AA, with resulting reduction of competition not only in service between the United States and the United Kingdom but also in various domestic markets in which USAir and AA compete.

                    90.  The effect of BA's equity position in
          USAir and BA's representation on USAir's board may be substantially to lessen competition or tend to create a monopoly in U.S.-U.K. markets in violation of Section 7 of the Clayton Act.

                    91. USAir has and will suffer antitrust injury in its business or property by reason of BA's continued equity interest and board representation and its negotiation and implementation of the alliance with AA.
          USAir is entitled to treble damages and to obtain injunctive relief.

                         AS A SIXTH CLAIM FOR RELIEF
                    [Against All Defendants For Violations
                       of Section 1 of the Sherman Act]

                    92.  USAir repeats and realleges each of the
          foregoing paragraphs hereof as if fully set forth herein.

                    93.  AA and BA have entered into an unlawful
          "contract, combination . . . or conspiracy, in restraint of trade" in violation of Section 1 of the Sherman Act, 15 U.S.C. SECTION 1. The purpose and effect of this agreement are to restrain trade in certain markets by excluding
          USAir from competing in those markets and by reducing its ability to compete.

                    94.  As a proximate result of AA's and BA's
          agreement in restraint of trade, USAir has suffered and will continue to suffer antitrust injury to its business and property. USAir is entitled to recover treble damages and to obtain injunctive relief as a result of BA's and AA's violation of Section 1 of the Sherman Act.

                        AS A SEVENTH CLAIM FOR RELIEF
                 [Claim Against BA and AA For Violation of -
                        Section 2 of the Sherman Act,
                           15 U.S.C. SECTION 2]

                    95.  USAir repeats and realleges each of the
          foregoing paragraphs hereof as if fully set forth herein.

                    96.  The conduct of BA and AA constitutes
          monopolization, a conspiracy to monopolize, and an attempt to monopolize scheduled airline passenger service in various U.S. and U.K. markets, including service between the United States and Heathrow.

                    97.  As a proximate result of BA's and AA's
          monopolization of, conspiracy to monopolize, and attempt to monopolize one or more relevant markets, USAir has suffered and will continue to suffer antitrust injury to its business or property. USAir is entitled to recover treble damages and to obtain injunctive relief as a result of BA's and AA's violation of Section 2 of the Sherman Act.

                    WHEREFORE, plaintiffs demand judgment against defendants as follows:

               I. Declaring that BA has materially breached the Investment Agreement and its fiduciary duty to USAir and awarding actual and punitive damages against BA, in an amount to be determined at trial;

               II. Declaring that AA has tortiously interfered with the Investment Agreement and has aided and abetted BA's breach of its fiduciary duties to USAir and awarding actual and punitive damages against AA, in an amount to be determined at trial;

               III. Awarding treble damages, in an amount to be determined at trial, for BA's and AA's violations of Sections 1 and 2 of the Sherman Act and Section 7 of the Clayton Act;

               IV. Enjoining BA from designating representatives to serve on the USAir board and directing BA to cause its representatives on the USAir board to resign;

               V. Directing BA to sell its equity interest in USAir in an orderly manner and, until such time as divestiture is complete, to place its stock in a non-voting trust;

               VI. Enjoining AA and BA, their affiliates, agents, servants, employees and attorneys, and all other persons acting in concert with defendants or on their behalf, directly or indirectly, from taking any further steps to exclude USAir from competing in scheduled airline passenger service markets between the United States and the United Kingdom, including Heathrow, and directing AA and BA to take such steps, including but not limited to the transfer of sufficient route authorities, gates, slots, and other facilities at Heathrow, to enable USAir to become an effective competitor in those markets;

               VII. In the alternative, enjoining defendants, their affiliates, agents, servants, employees and attorneys, and all other persons acting in concert with defendants or on their behalf, directly or indirectly, from taking any steps in furtherance of or to implement the BA/AA Alliance as presently constituted or interfering in any way with the Investment Agreement or any of the transactions contemplated thereby;

               VIII. Awarding USAir the costs and disbursements of this action together with reasonable attorneys' fees; and

               IX. Granting USAir such other and further relief as the Court may deem just and proper.

                                 JURY DEMAND

                    Plaintiffs USAir Group, Inc. and USAir, Inc.
          hereby demand trial by jury on all claims so triable.

          Dated:  New York, New York
                  July 30, 1996

                                   SKADDEN, ARPS, SLATE, MEAGHER
                                     & FLOM

                                   By:_____________________________
                                      Shepard Goldfein (SG 9509)
                                      Jay B. Kasner (JK 7910)
                                      919 Third Avenue
                                      New York, New York  10022
                                      (212) 735-3000

                                   COVINGTON & BURLING
                                   Charles F. Rule
                                   1201 Pennsylvania Avenue, N.W.
                                   P. O. Box 7566
                                   Washington, D.C.  20044
                                   (202) 662-6000

                                   ATTORNEYS FOR PLAINTIFFS

                                   USAIR GROUP, INC. and USAIR, INC.